Exhibit 99.1

Potlatch Reports First Quarter 2009 Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 28, 2009--Potlatch Corporation (NYSE:PCH) today reported financial results for the first quarter ended March 31, 2009.

Q1 2009 Financial Summary

  Earnings from continuing operations for the quarter were $28.8 million, or $0.72 per diluted common share, compared to $23.3 million, or $0.59 per diluted common share for Q1 2008.
  Net earnings for the quarter, including discontinued operations, were $24.8 million, or $0.62 per diluted common share, compared to $10.3 million, or $0.26 per diluted common share for Q1 2008.
    Discontinued operations for both periods included the effects of the spin-off of the Clearwater Paper operations and the closure of our Prescott, Arkansas lumber mill.
    Q1 2009 discontinued operations results also included a pre-tax charge of $5.75 million for a tentative legal settlement related to the sale of our oriented strand board, or OSB, manufacturing facilities in 2004.
    Q1 2008 discontinued operations results also included a pre-tax charge of $2.7 million related to a settlement with the direct purchaser class in the OSB antitrust lawsuit.
  Cash provided by operating activities from continuing operations was $41.6 million for Q1 2009 compared to $13.5 million for Q1 2008.

“The Resource segment had lower earnings in Q1 2009, primarily due to decreased pricing in both the southern and northern regions and lower harvest levels in the northern region during the quarter,” said Michael J. Covey, chairman, president and chief executive officer. “Compared to Q1 2008, sawlog pricing was approximately 25 percent lower in the northern region and approximately 15 percent lower in the southern region, while pulpwood pricing increased slightly in the northern region and decreased 12 percent in the southern region.

“The Real Estate segment had excellent results in Q1 2009 compared to Q1 2008 primarily due to a large sale of land in Arkansas in January 2009.

“The Wood Products segment continued to experience extremely weak market conditions, with an operating loss of $11.2 million in Q1 2009 compared to a loss of $6.5 million in Q1 2008. Most of our wood products mills ran at reduced production levels since the beginning of this year as we took steps to mitigate losses. Since January, monthly results have improved and the operating loss has been cut in half with continued improvement expected,” concluded Covey.

Q1 2009 Business Performance

Resource

  Operating income for the segment was $10.8 million, compared to $17.2 million earned in Q1 2008.

Southern Region

  Fee harvest levels increased 34 percent in Q1 2009 compared to Q1 2008, primarily due to excellent logging conditions and stable demand from customers which allowed us to accelerate harvesting planned for later in the year.
  Sawlog pricing was lower by 15 percent, while pulpwood pricing was lower by 12 percent in Q1 2009 compared to Q1 2008.

Northern Region

  Fee harvest levels decreased 20 percent in Q1 2009 compared to Q1 2008 primarily to match log production with weaker demand caused by lumber mill curtailments.
  Sawlog pricing was lower by 25 percent, while pulpwood pricing increased 1 percent in Q1 2009 compared to Q1 2008.

Real Estate

  Operating income for the segment was $41.5 million in Q1 2009, compared to $16.7 million in Q1 2008.
    We sold approximately 24,500 acres of timberland in Arkansas in January 2009 for approximately $43.3 million, or $1,760 per acre. Other lands sales in Q1 2009 totaled approximately 5,500 acres at an overall average price of approximately $880 per acre.
    We sold approximately 23,500 acres of land in Minnesota in Q1 2008 at an average price of approximately $370 per acre. Other lands sales in Q1 2008 totaled approximately 5,500 acres at an average price of nearly $2,250 per acre.

Wood Products

  The segment reported an operating loss of $11.2 million for Q1 2009, compared to a loss of $6.5 million for Q1 2008.
    Lumber results were negatively impacted by the continued downturn in the housing market, resulting in lower net sales prices and shipments.
    Most of our mills were operating with reduced production schedules during Q1 2009.

Dividend Distribution

During the first quarter, Potlatch paid a regular quarterly cash distribution on the company’s common stock of $0.51 per share.

Outlook

“Looking ahead, the second quarter is our weakest of the year due to seasonal harvest curtailments in the Northern region caused by load weight restrictions on roads and spring breakup conditions that limit access to logging sites,” Covey said. “Harvest levels for the remainder of 2009 are dependent to a large degree on pricing and demand. A number of sawmills in Idaho have curtailed or closed due to weak lumber pricing, and it is uncertain when they will resume full operation. Regarding our Real Estate segment, demand and interest in non-strategic timberland and rural recreational real estate continues to be relatively stable, although the demand for HBU lands remains soft. We expect continued weakness from our Wood Products business through much of 2009, but we are starting to see improvement in monthly results and expect the mills to perform at cash breakeven levels during the second quarter.”

Conference Call Information

A live webcast and conference call will be held today, April 28, 2009, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested may access the webcast at www.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 973-638-3465 for international callers. Participants will be asked to provide conference I.D. number 90566563. Supplemental materials discussed during the call are available on our Web site.

For those unable to participate in the call, an archived recording will be available through the Potlatch Corporation Web site at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until May 5, 2009, by calling 800-642-1687 for U.S./Canada or 706-645-9291 for international callers and entering passcode number 90566563.

About Potlatch

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Arkansas, Idaho, Minnesota and Wisconsin. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation statements about future company performance, direction of markets, facility shutdowns, log pricing, future harvest levels, demand for real estate, lumber pricing and lumber mill closures, and the results of efforts to minimize losses in our Wood Products segment. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

Potlatch Corporation and Consolidated Subsidiaries
Statements of Operations and Comprehensive Income
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2009	2008
Revenues	$129,593	$112,559
Costs and expenses:
Depreciation, depletion and amortization	6,612	7,407
Materials, labor and other operating expenses	77,893	71,468
Selling, general and administrative expenses	9,177	12,656
	93,682	91,531
Earnings from continuing operations before interest and taxes	35,911	21,028
Interest expense	(4,834)	(5,281)
Interest income	30	328
Earnings from continuing operations before taxes	31,107	16,075
Income tax (provision) benefit	(2,336)	7,212
Earnings from continuing operations	28,771	23,287
Discontinued operations:
Loss from discontinued operations (including losses on disposal of $- and $(19,100))	(6,554)	(22,060)
Income tax benefit	2,603	9,032
	(3,951)	(13,028)
Net earnings	$24,820	$10,259
Other comprehensive income, net of tax	$955	$2,038
Comprehensive income	$25,775	$12,297
Earnings per common share from continuing operations
Basic	$0.72	$0.59
Diluted	0.72	0.59
Loss per common share from discontinued operations
Basic	(0.10)	(0.33)
Diluted	(0.10)	(0.33)
Net earnings per common share:
Basic	0.62	0.26
Diluted	0.62	0.26
Average shares outstanding (in thousands):
Basic	39,742	39,316
Diluted	39,848	39,536

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

Potlatch Corporation and Consolidated Subsidiaries
Condensed Balance Sheets
Unaudited (Dollars in thousands - except per-share amounts)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash	$1,117	$885
Short-term investments	5,725	3,034
Receivables, net	18,435	38,750
Note receivable	100,000	100,000
Inventories	29,970	36,686
Other assets	16,863	16,423
Total current assets	172,110	195,778
Land, other than timberlands	3,521	3,521
Plant and equipment, at cost less accumulated depreciation	81,079	82,613
Timber, timberlands and related deposits, net	548,041	553,913
Deferred tax assets	85,864	74,653
Other assets	27,279	27,843

	$917,894	$938,321
Liabilities and Stockholders' Equity
Current liabilities:
Current installments on long-term debt	$100,010	$100,410
Current notes payable	96,000	129,100
Accounts payable and accrued liabilities	66,839	57,635
Total current liabilities	262,849	287,145
Long-term debt	220,936	220,927
Liability for pensions and other postretirement employee benefits	215,051	216,926
Other long-term obligations	14,423	15,089
Stockholders' equity	204,635	198,234

	$917,894	$938,321

Stockholders' equity per common share	$5.15	$4.99
Working capital	$(90,739)	$(91,367)
Current ratio	0.7:1	0.7:1

Potlatch Corporation and Consolidated Subsidiaries
Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2009	2008
Cash Flows From Continuing Operations
Net earnings	$24,820	$10,259
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Loss from discontinued operations	3,951	1,377
Loss on disposal of discontinued operations	-	11,651
Depreciation, depletion and amortization	6,612	7,407
Proceeds from sales deposited with a like-kind exchange intermediary	(2,030)	(19,042)
Basis of real estate sold	5,148	3,134
Deferred taxes	(9,219)	(514)
Equity-based compensation expense	847	893
Employee benefit plans	(1,242)	94
Other	-	54
Working capital changes	12,713	(1,860)
Net cash provided by operating activities from continuing operations	41,600	13,453
Cash Flows From Investing
Change in short-term investments	15,549	13,462
Additions to plant and properties	(2,462)	(18,523)
Deposits on timberlands	-	(27,328)
Other, net	(532)	(703)
Net cash provided by (used for) investing activities from continuing operations	12,555	(33,092)
Cash Flows From Financing
Change in book overdrafts	576	(4,464)
Increase (decrease) in notes payable	(33,100)	29,700
Issuance of common stock	48	316
Repayment of long-term debt	(391)	(191)
Distributions to common stockholders	(20,269)	(20,087)
Other, net	(53)	(2,460)
Net cash provided by (used for) financing activities from continuing operations	(53,189)	2,814
Cash flows provided by (used for) continuing operations	966	(16,825)
Cash flows of discontinued operations:
Operating cash flows	(734)	16,414
Investing cash flows	-	(2,243)
Financing cash flows	-	(18)
Increase (decrease) in cash	232	(2,672)
Cash at beginning of period	885	9,047
Cash at end of period	$1,117	$6,375

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

Potlatch Corporation and Consolidated Subsidiaries
Highlights
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2009	2008
Cash distributions per common share	$0.51	$0.51

Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2009	2008
Revenues
Resource	$47,206	$60,755
Real Estate	48,036	21,140
Wood Products
Lumber	27,865	36,057
Plywood	6,073	14,085
Particleboard	2,449	4,428
Other	8,442	10,647
	44,829	65,217
	140,071	147,112
Intersegment revenues	(10,478)	(34,553)

Total consolidated revenues	$129,593	$112,559

Operating income (loss)
Resource	$10,846	$17,195
Real Estate	41,512	16,651
Wood Products	(11,183)	(6,450)
Eliminations and adjustments	751	1,673
	41,926	29,069
Corporate	(10,819)	(12,994)
Earnings from continuing operations before taxes	$31,107	$16,075

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

CONTACT:
Potlatch Corporation
Media
Mark Benson, 509-835-1513
Investors
Eric Cremers, 509-835-1521